Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the Argo Group International Holdings, Ltd. 2019 Omnibus Incentive Plan of our reports dated February 25, 2019, with respect to the consolidated financial statements and schedules of Argo Group International Holdings, Ltd. and the effectiveness of internal control over financial reporting of Argo Group International Holdings, Ltd. included included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, TX

June 25, 2019